                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Confidential, for Use of the Commission (as permitted by
         Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant toss. 240.14a-11 orss. 240.14a-12


                           RENAISSANCERE HOLDINGS LTD.
    ------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)
    ------------------------------------------------------------------------


                                       N/A
    ------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]      No Fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)    Title of each class of securities to which transaction applies: _____________

         2)    Aggregate number of securities to which transaction applies: _____________

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)    Proposed maximum aggregate value of transaction: _______________

         5)    Total fee paid: _____________________

[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid: ___________
         2)    Form, Schedule or Registration Statement No.: _____________
         3)    Filing Party: ___________
         4)    Date Filed: ____________


                           RENAISSANCERE HOLDINGS LTD.
                                RENAISSANCE HOUSE
                               8-12 EAST BROADWAY
                             PEMBROKE HM 19 BERMUDA

                                 ---------------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 28, 2004
                                 ---------------

To the Shareholders of RenaissanceRe Holdings Ltd.:

Notice is hereby given that our 2004 Annual General Meeting of Shareholders (the "Annual Meeting") will be held at the Bermuda Underwater Exploration Institute, 40 Crow Lane, Pembroke, Bermuda on May 28, 2004 at 10:00 a.m., Atlantic daylight savings time, for the following purposes:

     1. To elect three Class III directors to serve until our 2007 Annual Meeting (the "Board Nominees Proposal").

     2. To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2004 fiscal year until our 2005 Annual Meeting, and to refer the determination of the auditors' remuneration to the Board (collectively, the "Auditors Proposal").

At the Annual Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2003, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

All shareholders of record at the close of business on April 2, 2004 are entitled to notice of, and to vote at, the Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure that your shares are represented at the Annual Meeting, you are urged to complete, sign, date and return the accompanying proxy card promptly in the enclosed postage paid envelope. Please sign the accompanying proxy card exactly as your name appears on your share certificate(s). You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even if you have returned a proxy.

By order of the Board of Directors,


/s/ James N. Stanard

James N. Stanard
Chairman of the Board
April 27, 2004

                           RENAISSANCERE HOLDINGS LTD.
                                RENAISSANCE HOUSE
                               8-12 EAST BROADWAY
                             PEMBROKE HM 19 BERMUDA

                                 ---------------

                     ANNUAL GENERAL MEETING OF SHAREHOLDERS

                                  MAY 28, 2004

                                 ---------------

                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of RenaissanceRe Holdings Ltd. to be voted at our Annual General Meeting of Shareholders to be held at the Bermuda Underwater Exploration Institute, 40 Crow Lane, Pembroke, Bermuda on May 28, 2004 at 10:00 a.m., Atlantic daylight savings time, or any postponement or adjournment thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy are being first mailed to shareholders on or about April 27, 2004.

         As of April 2, 2004, the record date for the determination of persons entitled to receive notice of, and to vote at, the Annual Meeting, there were issued and outstanding: (i) 68,288,109 of our common shares, par value $1.00 per share (the "Full Voting Common Shares"), and (ii) 2,133,200 of our Diluted Voting Class I Common Shares, par value $1.00 per share (the "Diluted Voting Shares"). All of our Diluted Voting Shares are owned by PT Limited Partnership. We refer to our Full Voting Common Shares and our Diluted Voting Shares in this Proxy Statement collectively as the "Common Shares." The Common Shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting. During the second quarter of 2002, RenaissanceRe effected a three-for-one stock split through a stock dividend of two additional Common Shares for each Common Share owned. All of the share and per share information provided in this Proxy Statement is presented as if the stock dividend had occurred for all periods presented.

         Holders of Full Voting Common Shares are entitled to one vote on each matter to be voted upon by the shareholders at the Annual Meeting for each share held. Each holder of Diluted Voting Shares is entitled to a fixed voting interest in RenaissanceRe of up to 9.9% of all outstanding voting rights attached to the Common Shares, inclusive of the percentage interest in RenaissanceRe represented by Controlled Common Shares (as defined below) of the holder, but in no event greater than one vote for each share held. All of the Diluted Voting Common Shares currently carry one vote per share. With respect to any holder of Diluted Voting Shares, "Controlled Common Shares" means Common Shares owned directly, indirectly or constructively by such holder within the meaning of Section 958 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and applicable rules and regulations thereunder.

         The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Holders of Full Voting Common Shares and Diluted Voting Shares shall vote together as a single class on all matters presented for a vote by the shareholders at the Annual Meeting.

At the Annual Meeting, shareholders will be asked to take the following actions:

     1. To elect three Class III directors to serve until our 2007 Annual Meeting (the "Board Nominees Proposal").

     2. To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2004 fiscal year until our 2005 Annual Meeting, and to refer the determination of the auditors' remuneration to the Board (collectively, the "Auditors Proposal").

         At the Annual Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2003, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

         All of the above Proposals will be decided by the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon. A hand vote will be taken unless a poll is requested pursuant to the Bye-laws.

                           SOLICITATION AND REVOCATION

         PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD. Such persons designated as proxies serve as officers of RenaissanceRe. Any shareholder desiring to appoint another person to represent him or her at the Annual Meeting may do so either by inserting such person's name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Secretary of RenaissanceRe at the address indicated above, before the time of the Annual Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her to inform such person of this appointment.

         All Common Shares represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR each of the Proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder's best judgment as to any other business as may properly come before the Annual Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the shareholder appointing him or her. Member brokerage firms of The New York Stock Exchange, Inc. (the "NYSE") that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon all of the Proposals. Any "broker non-votes" and abstentions will not be counted as shares present in connection with proposals with respect to which they are not voted. Any shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of RenaissanceRe a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy.

         We will bear the cost of solicitation of proxies. We have engaged the firm of MacKenzie Partners to assist us in the solicitation of proxies for a fee of $3,000, plus the reimbursement of certain expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Shares which such persons hold of record.

                DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE

         The table below sets forth the names, ages and titles of our directors, each nominee for director, and our executive officers as of the date hereof.

NAME                      AGE      POSITION
James N. Stanard           55      Chairman of the Board and Chief Executive Officer

William I. Riker           44      Director and President of RenaissanceRe and President and
                                   CEO of Glencoe Group Holdings Ltd.

David A. Eklund            44      Executive Vice President of RenaissanceRe and President and
                                   Chief Underwriting Officer of Renaissance Reinsurance

John M. Lummis             46      Executive Vice President and Chief Financial Officer

John D. Nichols, Jr.       44      Executive Vice President of RenaissanceRe and President of
                                   Renaissance Underwriting Managers Ltd.

Michael W. Cash            36      Senior Vice President - Specialty Reinsurance

Kevin J. O'Donnell         37      Senior Vice President - Property Catastrophe Reinsurance

Thomas A. Cooper           67      Director

Edmund B. Greene           65      Director

Brian R. Hall              62      Director

William F. Hecht           60      Director

W. James MacGinnitie       65      Director

Scott E. Pardee            67      Director

Nicholas L. Trivisonno     55      Nominee for Director


         James N. Stanard has served as our Chairman of the Board and Chief Executive Officer since our formation in June 1993, and served as our President from inception until February 2002. Mr. Stanard is a Class II director. From 1991 through June 1993, Mr. Stanard served as Executive Vice President of USF&G and was a member of a three-person Office of the President. As Executive Vice President of USF&G, he was responsible for USF&G's underwriting, claims and ceded reinsurance. From October 1983 to 1991, Mr. Stanard was an Executive Vice President of F&G Re, Inc., USF&G's start-up reinsurance subsidiary. Mr. Stanard was one of two senior officers primarily responsible for the formation of F&G Re, where he was responsible for underwriting, pricing and marketing activities of F&G Re during its first seven years of operations. As Executive Vice President of F&G Re, Mr. Stanard was personally involved in the design of pricing procedures, contract terms and analytical underwriting tools for all types of treaty reinsurance, including both U.S. and international property catastrophe reinsurance.

         William I. Riker was appointed as one of our directors in August 1998. Mr. Riker is a Class III director. Mr. Riker serves as the President of RenaissanceRe, and is President and CEO of Glencoe Group Holdings Ltd. Mr. Riker previously served as our Executive Vice President from December 1997, as our Senior Vice President from March 1995 and as our Vice President-- Underwriting from November 1993. From March 1993 through October 1993, Mr. Riker served as Vice President of Applied Insurance Research, Inc. Prior to that, Mr. Riker held the position of Senior Vice President, Director of Underwriting at American Royal Reinsurance Company. He was responsible for developing various analytical underwriting tools while holding various positions at American Royal from 1984 through 1993.

         David A. Eklund has served as our Executive Vice President and Chief Underwriting Officer since February 1999 and has served as President of Renaissance Reinsurance since February 2002. Previously, he served as our Senior Vice President from February 1996 and as our Vice President -- Underwriting from September 1993. From November 1989 through September 1993, Mr. Eklund held various positions in casualty underwriting at Old Republic International Reinsurance Group, Inc., where he was responsible for casualty treaty underwriting and marketing. From March 1988 to November 1989, Mr. Eklund held various positions in operations of the catastrophe reinsurance business at Berkshire Hathaway Inc., where he was responsible for underwriting and marketing finite risk and property catastrophe reinsurance.

         John M. Lummis has served as our Executive Vice President since February 2001 and Chief Financial Officer since September 1997. Mr. Lummis served as Senior Vice President from September 1997 to February 2001. Mr. Lummis served as one of our directors from July 1993 to December 1997, when he resigned in connection with his appointment as an executive officer. Mr. Lummis served as Vice President -- Business Development of USF&G Corporation from 1994 until August 1997 and served as Vice President and Group General Counsel of USF&G Corporation from 1991 until 1995. From 1982 until 1991, Mr. Lummis was engaged in the private practice of law with Shearman & Sterling.

         John D. Nichols, Jr. has served as our Executive Vice President since May 2003 and has served as President of Renaissance Underwriting Managers Ltd. since February 2000. Previously, he served as our Senior Vice President - Structured Products from November 1999, Vice President - Finance from November 1997 and as our Assistant Vice President - Finance from September 1995. From August 1990 through September 1995, Mr. Nichols held various positions including Assistant Vice President, Finance and subsequently, Assistant Vice President, Claims at Hartford Steam Boiler Inspection and Insurance Company where he was responsible for financial reporting and subsequently property claims. From September 1986 to August 1990, Mr. Nichols held various positions in finance at Monarch Capital Corporation. From June 1982 to August 1986, Mr. Nichols was a CPA with the accounting firm Matson, Driscoll and D'Amico, specializing in audits of business interruption insurance claims for various clients.

         Michael W. Cash has served as our Senior Vice President - Specialty Reinsurance since May 2002. Mr. Cash joined RenaissanceRe as Vice President of Specialty Reinsurance in December 2000. Previously, Mr. Cash served as a Principal at Stockton Reinsurance from 1998, having joined Stockton subsequent to his employment at Centre Reinsurance in Bermuda from April 1992. Mr. Cash is an Associate of the Casualty Actuarial Society.

         Kevin J. O'Donnell has served as our Senior Vice President - Property Catastrophe Reinsurance since November 1999. Previously, Mr. O'Donnell served as a Vice President from February 1998 and as Assistant Vice President - Underwriting from 1996. From 1995 to 1996, Mr. O'Donnell was Vice President of Centre Financial Products Ltd. From 1993 to 1995, Mr. O'Donnell was an underwriter in SCOR US 's Alternative Markets operations.

         Thomas A. Cooper has served as one of our directors since August 7, 1996. Mr. Cooper is a Class II director. Mr. Cooper has served as Chairman and Chief Executive Officer of TAC Associates, a privately held investment company, since August 1993. From August 1993 until August 1996, Mr. Cooper served as Chairman and Chief Executive Officer of Chase Federal Bank FSB. From June 1992 until July 1993, Mr. Cooper served as principal of TAC Associates. From April 1990 until May 1992, Mr. Cooper served as Chairman and Chief Executive Officer of Goldome FSB. He also serves on the Boards of The BISYS Group, Inc., Delaware North Companies and Wheeling Island Gaming.

         Edmund B. Greene has served as one of our directors since our formation in June 1993. Mr. Greene is a Class I director. Mr. Greene retired as Deputy Treasurer-Insurance of General Electric Company in October 1998, where he had served since March 1995. Prior to that, Mr. Greene was Manager-Corporate Insurance Operation of General Electric Company commencing in 1985, and previously served in various financial management assignments at General Electric Company commencing in 1962.

         Brian R. Hall has served as one of our directors since August 1999. Mr. Hall is a Class I director. Mr. Hall, who is President of Inter-Ocean Management Ltd., an independent company providing management and general consulting services, retired as a Director of Johnson & Higgins, and Chairman of Johnson & Higgins (Bermuda) Ltd. in July 1997. In 1969 Mr. Hall founded Inter-Ocean Management Ltd., which entered into an association with Johnson & Higgins in 1970. Inter-Ocean was acquired by Johnson & Higgins in 1979, and Mr. Hall was appointed President of Johnson & Higgins (Bermuda) Ltd., and became a Director of Johnson & Higgins in 1989. Mr. Hall is a recipient of the Bermuda Insurance Institute's Lifetime Achievement Award (2000), the Chair of the Bermuda Foundation of Insurance Studies, a former chair of the Insurance Advisory Committee of the Bermuda Government, and a 1986 recipient of the Queen's Honour (O.B.E) designation.

         William F. Hecht has served as one of our directors since November 2001. Mr. Hecht is a Class III director. Mr. Hecht is Chairman, President and Chief Executive Officer of PPL Corporation. He also serves as a director of PPL Electric Utilities Corporation and as a manager of PPL Energy Supply, LLC, subsidiaries of PPL Corporation. He was elected President and Chief Operating Officer of PPL Corporation in 1991 and has served in his present position since 1993. Mr. Hecht is also a director of DENTSPLY International Inc. and the Federal Reserve Bank of Philadelphia.

         W. James MacGinnitie has served as one of our directors since February 2000. Mr. MacGinnitie is a Class II director. Mr. MacGinnitie is an independent actuary and consultant. He served as Senior Vice President and Chief Financial Officer of CNA Financial from September 1997 to September 1999. From May 1994 until September 1997, Mr. MacGinnitie was a partner of Ernst & Young and National Director of its actuarial services. From 1975 until 1994 he was a principal in Tillinghast, primarily responsible for its property-casualty actuarial consulting services. Prior to that time, Mr. MacGinnitie was a Professor of Actuarial Science &

Director of Actuarial Program at the University of Michigan from 1973 to 1975. In addition, Mr. MacGinnitie serves on the board of Trustmark Insurance Company and of NORCAL Mutual Insurance Company.

         Scott E. Pardee has served as one of our directors since February 1997. Mr. Pardee is a Class I director. Mr. Pardee serves as Alan R. Holmes Professor of Economics at Middlebury College, where he has taught since January 1, 2000. Previously he served as a Senior Lecturer at the MIT Sloan School of Management and Executive Director of the Finance Research Center at the Sloan School from November 1997. Mr. Pardee served as Chairman of Yamaichi International (America), Inc., a financial services company, from 1989 to 1995. Mr. Pardee previously served as Executive Vice President and a member of the Board of Directors of Discount Corporation of New York, a primary dealer in U.S. government securities, and Senior Vice President of the Federal Reserve Bank of New York and Manager of Foreign Operations of the Open Market Committee of the Federal Reserve System.

         Nicholas L. Trivisonno is nominated for election to our Board at the Annual Meeting. If elected Mr. Trivisonno will serve as a new Class III director. Mr. Trivisonno was Chairman and Chief Executive Officer of ACNielsen Corporation from January 1996 through March 2001. From September 1995 through November 1996, he was Executive Vice President and Chief Financial Officer of Dun & Bradstreet Corporation. Previously, he had held several positions at GTE Corporation from November 1988 until July 1995, including Group President , Executive Vice President, Strategic Planning, Senior Vice President, Finance, and Vice President and Controller. Mr. Trivisonno began his career as a certified public accountant with Arthur Andersen & Co. in 1968, became a partner in 1979 and was appointed a managing partner in 1986.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            MANAGEMENT AND DIRECTORS

The following table sets forth information as of April 2, 2004 with respect to the beneficial ownership of Common Shares and the applicable voting rights attached to such share ownership in accordance with the Bye-laws by (i) each person known by us to own beneficially 5% or more of the outstanding Common Shares; (ii) each of our directors and nominees for director; (iii) our Chief Executive Officer and each of the four remaining most highly compensated executive officers (collectively, the "Named Executive Officers"); and (iv) all of our executive officers, directors and nominees for director as a group. The total Common Shares outstanding as of April 2, 2004 were 70,421,309.

                                                                     NUMBER OF                   PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                         COMMON SHARES (2)               VOTING RIGHTS
------------------------------------------------------           -----------------               -------------
FMR Corp. (3)
82 Devonshire Street
Boston, Massachusetts  02109..........................                7,024,487                       9.9%

AXA Financial, Inc. (4)
1290 Avenue of the Americas
New York, New York 10104..............................                6,409,662                       9.1%

Wellington Management Company, LLP (5)
75 State Street
Boston, Massachusetts  02109..........................                4,990,400                       7.1%

Vanguard Windsor Funds - Vanguard Windsor Fund (6)
100 Vanguard Blvd.
Malvern, PA 19355.....................................                3,818,600                       5.4%

James N. Stanard (7)
c/o RenaissanceRe Holdings Ltd.
Renaissance House
8-12 East Broadway
Pembroke HM 19 Bermuda................................                3,835,403                       5.4%
William I. Riker (8)..................................                1,133,290                       1.6%
David A. Eklund (9)...................................                  727,094                       1.0%
John M. Lummis (10)...................................                  506,713                        *
John D. Nichols, Jr. (11).............................                  479,594                        *
Thomas A. Cooper (12).................................                   76,299                        *
Edmund B. Greene (13).................................                   19,163                        *
Brian Hall (14).......................................                   62,378                        *
William F. Hecht (15).................................                   10,723                        *
W. James MacGinnitie (16).............................                   67,463                        *
Scott E. Pardee (17)..................................                   48,686                        *
Nicholas L. Trivisonno (18)...........................                       --                        --
All of our executive officers, directors and nominees
for director (14 persons).............................                7,348,944                      10.4%

------------
*Less than 1%
                         (footnotes appear on next page)

(1) Pursuant to the regulations promulgated by the Securities and Exchange Commission (the "Commission"), shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)      Unless otherwise noted, consists solely of Full Voting Common Shares.

(3) According to an amendment to a Statement on Schedule 13G/A filed with the Commission on February 17, 2004, FMR Corp., Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson may each be deemed to be the beneficial owner of 7,024,487 Common Shares by reason of advisory and other relationships with the persons who own such Common Shares. According to this Schedule 13G/A, Edward C. Johnson 3d and Abigail P. Johnson, through their ownership of common stock of FMR Corp., may be deemed to form a controlling group with respect to FMR Corp. According to this Schedule 13G/A, FMR Corp. serves as the investment manager to various investment companies registered under the Investment Company Act of 1940, which investment companies collectively own 6,810,012 Common Shares. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the various Fidelity funds, which power resides with the Boards of Trustees of the various funds. According to this Schedule 13G/A, Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by its funds' Boards of Trustees. In addition, this Schedule 13G/A provides that a wholly owned subsidiary of FMR Corp. is the beneficial owner of 214,475 Common Shares as a result of its serving as investment manager of institutional accounts. However, according to this Schedule 13G/A, no one person covered by the Schedule 13G/A has an interest in more than 5% of the total Common Shares outstanding. Based on the information provided in this Schedule 13G/A, we do not believe that FMR Corp., Edward C. Johnson, Abigail P. Johnson or any Fidelity fund owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(4) According to an amendment to a Statement on Schedule 13G filed with the Commission on February 10, 2004, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively with AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, "Mutuelles AXA"), AXA, and AXA Financial, Inc. may each be deemed to be the beneficial owner of 6,409,662 Common Shares by reason of advisory and other relationships with the persons who own such Common Shares. According to this Schedule 13G, Alliance Capital Management L.P., a subsidiary of AXA Financial, Inc., is an investment adviser for client investment advisory accounts beneficially owning 6,409,582 Common Shares. This Schedule 13G provides that Alliance Capital Management L.P. operates under independent management and makes independent voting and investment decisions. In addition, a subsidiary of AXA beneficially owns 80 Common Shares. According to the Schedule 13G, AXA Financial, Inc. is owned by AXA, and AXA is controlled by Mutuelles AXA. Based on the information provided in this Schedule 13G, we do not believe that Mutuelles AXA, AXA, AXA Financial, Inc. or Alliance Capital Management L.P. owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(5) According to an amendment to a Statement on Schedule 13G/A filed with the Commission on February 12, 2004 by Wellington Management Company, LLP ("WMC"), WMC may be deemed to be the beneficial owner of 4,990,400 Common Shares by reason of WMC's role as investment advisor or sub-advisor to investment companies and other clients who hold such shares or WMC's role as a parent holding company or control person. According to WMC's Schedule 13G/A, one of WMC's investment company clients or other clients covered by the Schedule 13G/A, Vanguard Windsor Funds, Inc., has an interest in more than 5% of the total Common Shares outstanding. Based on the information provided in this
         Schedule 13G/A, we do not believe that WMC or any of its clients owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(6) According to an amendment to a Statement on Schedule 13G/A filed with the Commission on February 6, 2004 by Vanguard Windsor Funds, Inc. ("Vanguard"), Vanguard may be deemed to be the beneficial owner of 3,818,600 Common Shares. Based on the information provided in this
         Schedule 13G/A, we do not believe that Vanguard owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(7) Includes 917,406 Common Shares issuable upon the exercise of options under the Second Amended and Restated 1993 Stock Incentive Plan of RenaissanceRe Holdings Ltd. (the "1993 Stock Incentive Plan" and together with the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan, the "Stock Incentive Plans") that are vested and presently exercisable and 163,574 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 208,426 restricted Full Voting Common Shares ("Restricted Shares") which have not vested and 183,804 shares held by a limited partnership for the benefit of Mr. Stanard's family.

(8) Includes 413,378 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 85,688 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 184,190 Restricted Shares which have not vested and 134,825 shares held by a limited partnership for the benefit of Mr. Riker's family.

(9) Includes 333,634 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 85,688 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 88,617 Restricted Shares which have not vested and 33,016 shares held by a limited partnership for the benefit of Mr. Eklund's family.

(10) Includes 308,831 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 66,188 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 44,568 Restricted Shares which have not vested and 42,731 shares held by a limited partnership for the benefit of Mr. Lummis's family.

(11) Includes 211,908 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 48,310 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 32,691 Restricted Shares which have not vested and 158,769 shares held by a limited partnership for the benefit of Mr. Nichols's family.

(12) Includes 4,751 Common Shares granted in payment of directors' fees under the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the "Directors Stock Plan"), which have not vested, 37,500 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(13) Includes 4,751 Common Shares granted in payment of directors' fees under the Directors Stock Plan which have not vested and 12,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(14) Includes 4,751 Common Shares granted in payment of directors' fees under the Directors Stock Plan which have not vested, and 54,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(15) Includes 2,549 Common Shares granted in payment of directors' fees under the Directors Stock Plan which have not vested and 4,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and 4,000 Common Shares issuable upon the exercise of options which vest within 60 days.

(16) Includes 4,751 Common Shares granted in payment of directors' fees under the Directors Stock Plan which have not vested, and 54,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(17) Includes 4,751 Common Shares granted in payment of directors' fees under the Directors Stock Plan which have not vested, and 36,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(18)     Mr. Trivisonno is nominated for election to our Board at the Annual
         Meeting.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Housing and Lease Arrangements

         In September 1998, we entered into a twenty-one year lease (the "Lease") with respect to a house in Paget Parish, Bermuda, previously occupied by William I. Riker and currently occupied by James N. Stanard. The property which is subject to the Lease is owned by the Bellevue Trust (the "Trust"). Mr. Riker is a Trustee of the Trust, and holds no direct economic interest therein. Mr. Riker does hold an indirect economic interest through a personal loan provided indirectly to the Trust. Mr. Stanard did not have a direct or indirect economic interest in the Trust at the time of the execution of the Lease. We prepaid under the Lease an aggregate amount of $2,063,874 to the Trust, representing the present value of all of the twenty-one year Lease payments. If the Lease is terminated for any reason, then we will be repaid all outstanding amounts due under the remaining term of the Lease. We believe that the terms of the Lease reasonably represented market value terms appropriate for the Bermuda residential property market.

         RenaissanceRe reimburses the rent on the Bermuda residence of each other Named Executive Officer, which housing expense is included in the compensation paid to each such Named Executive Officer. See "Executive Officer and Director Compensation-Executive Compensation." RenaissanceRe is the lessee on the Bermuda residences of each of Messrs. Lummis and Nichols, and subleases such residences to Messrs. Lummis and Nichols. In addition, in connection with RenaissanceRe's lease of Mr. Nichols residence, RenaissanceRe made payments in 2003 totaling $217,500, of which $125,000 represented improvements on the residence and $66,000 represented prepaid rent.

Registration Statement on Form S-8

         We have filed a Registration Statement on Form S-8 under the Securities Act (File No. 333-06339) registering for sale an aggregate of 7,237,500 Full Voting Common Shares issued pursuant to the Stock Incentive Plans and the Directors Stock Plan.

Charitable Donations

         We provide support to various charitable organizations in the Bermuda community that meet certain guidelines, including organizations which support insurance industry education and training; crime prevention; and substance abuse prevention, education and assistance. As part of our efforts, we match donations made by our officers and other employees to enumerated Bermuda charities at a ratio of 4:1 for the first $1,250 of employee contribution, and 2:1 thereafter, up to a maximum matching contribution for each employee of $10,000 per year. We make direct charitable contributions, in addition to the employee matching program, as well. Certain of our officers and directors, and spouses of certain of these persons, have served as directors or trustees of some of these organizations. In the 2003 fiscal year, we did not provide more than $1 million to any one charity or, to our knowledge, fund more than 2% of a charity's consolidated gross revenues, including charities with which our employees may be affiliated. James N. Stanard is a director or trustee of The Bermuda Biological Station for Research, Inc. and Habitat for Humanity -Bermuda to which we made contributions of $107,000 and $76,000, respectively, in 2003.

In 2003, we donated $20,000 to the Bermuda Foundation for Insurance Studies, a charitable foundation of which Brian Hall is the Chair. Neither Messrs. Stanard or Hall is compensated by these charities.

Co-investments

         Certain officers of RenaissanceRe have made investments in investment funds in which RenaissanceRe also invests. None of these officers receives any compensation in connection with such investments or exercises any management discretion over any such investment fund. All such investments have been approved by the Board.

                      BOARD OF DIRECTORS; BOARD COMMITTEES

Overview

         During 2003, the Board met four times, the Audit Committee met four times, the Compensation/Governance Committee met four times, the Investment and Risk Management Committee met four times, the Transaction Committee did not meet, and the Offerings Committee met once. During 2003, each of our directors attended all meetings of the Board and any Committee on which they served.

         The Board has conducted a review of the independence of each of the current directors and of Mr. Trivisonno, a nominee for director at the Annual Meeting. During this review, the Board considered transactions and relationships between each director and nominee or any member of his immediate family and RenaissanceRe or its subsidiaries and affiliates. The Board also examined relationships between directors and nominees or their affiliates and members of RenaissanceRe's senior management or their affiliates. As a result of this review, the Board affirmatively determined that Messrs. Cooper, Greene, Hall, Hecht, MacGinnitie and Pardee are, and Trivisonno would be, "independent" directors for purposes of compliance with the NYSE listing standards and Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. Messrs. Stanard and Riker are not considered independent directors because of their employment as senior executives of RenaissanceRe.

         The independent directors meet separately from the other directors in an executive session each quarter. The chair of such executive sessions is rotated each quarter among the independent directors who are not chairs of the committees of the Board described below.

         Currently RenaissanceRe does not maintain a formal policy regarding director attendance at the Annual Meeting which, to date has always been held in Bermuda. At our 2003 Annual Meeting, other than the Chairman, no directors were in attendance.

Audit Committee

         The Audit Committee of the Board presently consists of Messrs. Hall, Greene and Pardee. The Board has determined that all members of the Audit Committee meet the independence standards of the NYSE. The Board has determined that each of Messrs. Hall,

Greene and Pardee is an audit committee financial expert for the purposes of the Commission's rules. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our external independent auditor's qualifications and independence; and (iv) the performance of our internal audit function and external independent auditors.

         The Audit Committee reviews and discusses our annual and quarterly financial statements, earnings press releases, and other financial information and earnings guidance provided to analysts and rating agencies with both management and the independent auditors. The Audit Committee also reviews the effect of regulatory and accounting initiatives on our financial statements with management, the internal auditor and the external independent auditor.

         In addition, the Audit Committee provides an avenue for communication between our external independent auditors, financial management and the Board. The Audit Committee has the sole authority to appoint, compensate, retain and conduct oversight of the work of our external independent auditors, and to approve any significant proposed non-audit work to be conducted by these auditors. The Audit Committee is required to obtain, at least annually, a report from the external independent auditors describing the auditor's quality control procedures, issues arising from such procedures, the resolution of these issues and any relationships between the auditor and us.

         The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. The Audit Committee charter is attached hereto as Appendix A and is available on our website at www.renre.com.

Compensation/Governance Committee Committee

         The Compensation/Governance Committee of the Board presently consists of Messrs. Cooper and Hecht. The Compensation/Governance Committee has responsibility for senior officer and director compensation, corporate governance matters, and the nomination and evaluation of additional directors. It has the authority to establish compensation policies and programs, to administer all employee and Board stock-based compensation plans, and to approve stock options ("Options"), Restricted Share, performance share, and similar stock-based grants under our stock incentive and bonus plans and programs. The Board has determined that all members of the Compensation/Governance Committee meet the independence standards of the NYSE.

         In connection with its responsibility to consider the effectiveness and composition of the Board, and to nominate candidates for election by our shareholders, the Compensation/Governance Committee will consider nominees to the Board recommended by not less than twenty shareholders holding in the aggregate not less than 10% of RenaissanceRe's outstanding paid up share capital. Any such recommendation must be sent to the Secretary of RenaissanceRe not less than 60 days prior to the scheduled date of the Annual Meeting and must set forth for each nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder ( "Proxy Filings"). The written notice must also include the following information with regard to the shareholder giving the notice: (1) the name and record address of such shareholder; (2) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by such shareholder; (3) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person (including his name and address) pursuant to which the nomination(s) are to be made by such shareholder; (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such shareholder that would be required to be disclosed in a Proxy Filing. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation/Governance Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

         Assuming that the shareholder suggesting a nomination follows the procedure outlined above, the Compensation/Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. In considering whether to recommend any candidate for inclusion in the Board's slate of recommended director nominees, including candidates recommended by shareholders, the Compensation/Governance Committee would expect to apply the same criteria which they apply to their own nominations. These criteria typically include the candidate's integrity, business acumen, leadership qualities, experience in the reinsurance, insurance and risk bearing industries and other industries that RenaissanceRe may participate in, and potential conflicts of interest. The Compensation/Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

         The Compensation/Governance Committee has adopted a written charter, which is reviewed and reassessed annually. The Compensation/Governance Committee Charter is available on our website at www.renre.com.

Investment and Risk Management Committee

         The Investment and Risk Management Committee of the Board presently consists of Messrs. MacGinnitie, Pardee and Riker. The duties and responsibilities of the Investment and Risk Management Committee, as outlined in its Charter, are to advise the Board on all of RenaissanceRe's investment and certain risk management-related matters. Among other things, the Committee oversees (i) the development and maintenance of, and compliance with, appropriate investment guidelines and objectives; (ii) the strategic asset allocations of our investment portfolio; and (iii) our corporate risk management, including the financial risk associated with the insurance and reinsurance we write.

         The Investment and Risk Management Committee has adopted a written charter, which is reviewed and reassessed annually.

Transaction Committee

         The Transaction Committee of the Board presently consists of Messrs. Cooper, MacGinnitie and Stanard and has the authority of the Board to consider and approve, on behalf of the full Board, strategic investments and other possible transactions.

Offerings Committee

         The Offerings Committee of the Board presently consists of Messrs. Stanard and Riker and has the authority of the Board to consider and approve, on behalf of the full Board, transactions pursuant to RenaissanceRe's shelf registration program, including setting the terms, amount and price of any such offering.

Section 16(a) Beneficial Ownership Reporting Compliance

         Under the Exchange Act, our directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2003 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that (except as set forth below) during the 2003 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding Common Shares complied with all reporting requirements of Section 16(a) under the Exchange Act.

         In 2003, Mr. Riker discovered that certain dividends on his Common Shares had been automatically reinvested pursuant to the terms of his brokerage account, purchasing additional Common Shares during the period commencing August 29, 2001 and ending March 6, 2002, and that such purchases were inadvertently not reported. These transactions were reported by Mr. Riker on October 28, 2003, and in connection therewith, Mr. Riker has paid an amount equal to $1,539.72 to RenaissanceRe in accordance with the provisions of Section 16(b) of the Exchange Act.

                             AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

         The Audit Committee oversees RenaissanceRe's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee is directly responsible for the appointment and oversight of the work of Ernst & Young, our independent auditors, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The Audit Committee reviewed with Ernst & Young, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. Ernst & Young reported to the Audit Committee (i) all critical accounting policies and practices to be used; (ii) various alternative treatments within generally accepted accounting principles for policies and practices related to material items that were discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by Ernst & Young, if applicable; and
(iii) other material written communications between the Ernst & Young and management. In addition, the Audit Committee has discussed with Ernst & Young its independence from both management and RenaissanceRe and has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1.

         The Audit Committee discussed with Ernst & Young the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of RenaissanceRe's internal controls, and the overall quality of our financial reporting.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Commission. The Audit Committee, pursuant to its pre-approval policies and procedures, and the Board have also recommended, subject to shareholder approval, the selection of RenaissanceRe's independent auditors for the 2004 fiscal year.

                                            Brian R. Hall, Chair
                                            Edmund B. Greene
                                            Scott E. Pardee

                   EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation/Governance Committee Report on Executive Compensation

            Executive Compensation Policy. Our compensation policy for all of our executive officers is formulated and administered by the Compensation/Governance Committee of the Board. The components of our compensation policy include salary, annual bonus, and long-term incentives, consisting of Options and Restricted Shares. The Compensation/Governance Committee administers the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan (the "2001 Stock Incentive Plan") under which the Compensation/Governance Committee periodically grants Options and Restricted Shares to executive officers and other employees, and the Second Amended and Restated 1993 Stock Incentive Plan of RenaissanceRe Holdings Ltd. (the "1993 Stock Incentive Plan" and, together with the 2001 Stock Incentive Plan, the "Stock Incentive Plans"). All Options and Restricted Shares available for issuance under the 1993 Stock Incentive Plan have been issued as of the date hereof. Exercise prices and vesting terms of Options granted under the Stock Incentive Plans are in the sole discretion of the Compensation/Governance Committee.

         The primary goals of our compensation policy are to continue to attract and retain talented executives at our offshore location, to reward results (i.e., contribution to shareholder value, financial performance and accomplishment of agreed-upon projects) and to encourage teamwork. In addition, the Compensation/Governance Committee believes that the total compensation awarded should be concentrated in equity-based incentives to link the interests of our executives closely with the interests of our shareholders. In determining the level of executive compensation, the Compensation/Governance Committee evaluates whether the compensation awarded to an executive is competitive with compensation awarded to executives holding similar positions at selected peer companies, combined with an evaluation of the executive's performance.

         We have entered into employment agreements with each of our senior executive officers, all other officers of RenaissanceRe and certain other professional employees. These employment agreements contain certain non-compete and confidentiality obligations for such officers. In addition, in light of the significant contribution of the officers to our success and the enhancement of shareholder value, the contracts also seek to ensure the continued retention of these key employees into the future, and to incentivize these employees and further align their interests with those of the shareholders by weighting significantly the compensation of such officers with equity-based incentives. The Compensation/Governance Committee reviews and approves the base salary component and cost of living allowances awarded to such executives under their respective employment agreements. The Committee may also award discretionary annual cash bonuses.

         The Committee may also grant Options and/or Restricted Shares to our executive officers. Generally, Options are granted at a price equal to the average closing price of the five trading days prior to the date of the grant. The Compensation/Governance Committee believes that such executives' beneficial ownership positions in RenaissanceRe, as a result of their respective personal investments and the Options and Restricted Shares granted to them, causes their interests to be well aligned with those of RenaissanceRe and of our shareholders. The Compensation/Governance Committee retains the discretion to make grants as it deems necessary or appropriate, and may periodically reevaluate RenaissanceRe's approach to equity compensation in order to ensure that key executives are properly incentivized to maximize shareholder value over the long term. Currently, approximately 3,873,645 Common Shares remain available for grants under the 2001 Stock Incentive Plan.

         During 2003, we conducted a review of our compensation structure, and retained Mercer Human Resource Consulting ("Mercer") to help us design the new structure and to evaluate competitive pay levels. In addition to comparing our compensation practices, including pay mix, equity incentive usage and share ownership levels, against market practice, with respect to our executive officers, Mercer compared the compensation levels of our officers with that of similarly situated officers in companies similar in size and line of business to RenaissanceRe. This group of comparison companies included some of those that comprise the S&P Property Casualty Index used in the performance graph set forth below.

         As a result of this review and taking into account the recommendations of Mercer, we made the following changes:

         o We increased the cash component of our executive compensation to improve our competitiveness relative to comparable companies.

         o We simplified our structure so that executive compensation consists principally of base salary, annual cash bonus, Restricted Stock and Options.

         o We eliminated our Long Term Incentive Bonus Program, a deferred cash compensation program that had previously been in effect. However, payments will continue to be made in the future with respect to the plan cycles that began before 2003. The last such payments will be made in 2006 for the 2002 plan cycle.

         In addition, during 2003 we eliminated the employee stock bonus program under which employees received stock in lieu of up to half of their cash bonus, and also received a matching grant of restricted shares.

         Chief Executive Officer's Compensation. The compensation of James N. Stanard, our President and Chief Executive Officer, is determined and reviewed by the Compensation/Governance Committee, and is also governed by the terms of Mr. Stanard's employment agreement. In determining the discretionary portion of Mr. Stanard's compensation, the Compensation/Governance Committee evaluates Mr. Stanard's contributions toward creation and enhancement of shareholder value, including the achievement of agreed-upon objectives. The Compensation/Governance Committee considers subjective factors, such as Mr. Stanard's dedication and leadership abilities, as well as objective factors, such as his impact on our financial and operating performance. The Compensation/Governance Committee believes that our continuing development, our operating results, our execution of our capital plan, our success in motivating our employees, the articulation of our strategic vision and our current market position were significantly impacted by Mr. Stanard and members of his management team.

         In recognition of Mr. Stanard's long term contribution to RenaissanceRe and to the enhancement of shareholder value, the Committee resolved that it would be in the best interests of RenaissanceRe and our shareholders to retain Mr. Stanard to ensure that his contribution to RenaissanceRe and our shareholders would continue.

         Consistent with the Compensation/Governance Committee's general compensation philosophy for our executives, Mr. Stanard's compensation has been weighted significantly towards performance-based compensation in the form of equity awards and cash bonus payments. In 2003, we granted him 54,296 Options and 16,289 Restricted Shares.

         Mr. Stanard's cash bonus payments for 2003 were governed by the terms of his employment agreement as in effect during 2003, and were based upon achievement of certain earnings per share targets and cumulative ROE targets. See "CEO Employment Agreement."

         The Compensation/Governance Committee believes that the performance-based compensation elements of Mr. Stanard's overall compensation, together with his beneficial ownership position in RenaissanceRe, as a result of his personal investment and the Options and Restricted Shares granted to him, cause his interests to be well aligned with the long term interests of RenaissanceRe and our shareholders.

         RenaissanceRe is not a United States taxpayer, therefore, Section 162(m) of the Code (which generally disallows a tax deduction to public companies for annual compensation over $1 million paid to the chief executive officer or any of the four other most highly compensated executive officers) does not apply to RenaissanceRe's compensation payments.

                                           Thomas A. Cooper, Chair
                                           William F. Hecht

Performance Graph

         The following graph compares cumulative return on our Common Shares including reinvestment of dividends on our Common Shares to such return for the Standard & Poor's ("S&P") 500 Composite Stock Price Index and S&P's Property-Casualty Industry Group Stock Price Index, for the five-year period commencing January 1, 1999 and ending on December 31, 2003, assuming $100 was invested on January 1, 1999. Each measurement point on the graph below represents the cumulative shareholder return as measured by the last sale price at the end of each calendar year during the period from January 1, 1999 through December 31, 2003. As depicted in the graph below, during this period, the cumulative total return (loss) (1) on our Common Shares was 352.5%, (2) for the S&P 500 Composite Stock Price Index was (2.8)% and (3) for the S&P Property-Casualty Industry Group Stock Price Index was 20.1%.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

 [THE FOLLOWING TABLE IS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

S&P 500 S&P P&C RNR
----------------------------------------------------------------------------------------------------------------
                           RenaissanceRe                    S&P 500                      S&P Property-Casualty
                           Holdings, Ltd.                                                Industry Group
                                                                                         Stock Price Index
----------------------------------------------------------------------------------------------------------------
12/31/98                   $100                             $100                         $100
----------------------------------------------------------------------------------------------------------------
12/31/99                   $116                             $128                         $ 75
----------------------------------------------------------------------------------------------------------------
12/31/00                   $229                             $110                         $116
----------------------------------------------------------------------------------------------------------------
12/31/01                   $285                             $ 97                         $107
----------------------------------------------------------------------------------------------------------------
12/31/02                   $360                             $ 76                         $ 95
----------------------------------------------------------------------------------------------------------------
12/31/03                   $453                             $ 97                         $120
----------------------------------------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth information concerning the compensation for services paid to the Named Executive Officers during the years ended December 31, 2003, 2002 and 2001.

                           SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                          ------------------------------------  --------------------------------------
                                                                              Securities
Name and                                        Other Annual    Restricted    Underlying      LTIP       All Other
Principal                                       Compensation       Stock     Options/SARs  Payments    Compensation
Position           Year    Salary   Bonus (1)       (2)         Awards (3)       (4)          (5)           (6)
--------------------------------------------------------------  -------------------------------------- --------------
James N. Stanard
  Chairman and     2003   $484,380  $3,618,071      $727,358       $740,009        54,296          $0       $24,000
  Chief            2002    484,380  2,007,850        552,462        917,923       695,163     643,479        40,000
  Executive        2001    470,055  2,163,398        286,976      8,094,600       621,654     652,387        30,000
  Officer of
  RenaissanceRe
William I. Riker
  President and     2003   $335,264  $2,500,000      $232,058     $6,365,879        33,752    $187,305       $24,000
  Chief             2002    316,785    589,636        309,935        686,438       262,601     129,664        40,000
  Executive         2001    307,416    582,730        236,996        540,154        62,274     127,906        30,000
  Officer of
  Glencoe Group
David A. Eklund
  Executive        2003   $310,429   $850,000       $527,874       $459,979        33,752    $187,305       $24,000
  Vice             2002    293,319    481,718        317,970        662,678       292,639     129,664        40,000
  President of     2001    284,644    475,569        242,269        516,772       318,825     127,906        30,000
  RenaissanceRe
  and President
  of
  Renaissance
  Reinsurance
John M. Lummis
  Executive        2003   $271,964   $750,000       $248,453       $459,979        33,752    $129,475       $24,000
  Vice             2002    243,550    306,370        317,014        506,573       247,380      66,336        40,000
  President and    2001    228,363    301,392        160,843        397,300        96,153      45,178        30,000
  Chief
  Financial
  Officer of
  RenaissanceRe

John D.
Nichols, Jr.
  Executive        2003   $248,708   $528,000       $138,884       $343,996        25,240     $92,173       $24,000
  Vice             2002    235,000    211,243        141,256        362,659       180,868      38,371        40,000
  President of     2001    208,913    207,810        128,916        283,273       122,283      25,118        30,000
  RenaissanceRe
  and President
  of
  Renaissance
  Underwriting
  Managers


(1) The Annual Bonuses include in some years grants of Common Shares that were issued in lieu, in whole or in part, of a cash bonus. In 2002 each Named Executive Officer opted to receive his entire Annual Bonus in Restricted Shares which vested on the first anniversary of grant. In 2001, certain officers elected to receive one half of their Annual Bonus in vested Common Shares. Accordingly, Common Shares granted in lieu of cash were: for 2002 for Messrs. Stanard, Riker, Eklund, Lummis and Nichols, 54,844, 16,106, 13,158, 8,368 and 5,770, respectively; for
         2001 for Messrs. Riker, Eklund, Lummis, and Nichols, 9,846, 8,751, 7,056 and 4,866, respectively. The 2001 amounts also include $1,349,640, $162,288, and $101,844 in respect of an Additional Bonus (as defined herein) and related taxes for Messrs. Stanard, Riker and Eklund, respectively.

(2) The 2003 amounts include housing expense reimbursements in the amount of $180,000, $134,000, $180,000, $180,000 and $98,000 for Messrs.
         Stanard, Riker, Eklund, Lummis and Nichols, respectively, and also include reimbursement of travel expenses of $402,465, $27,396, $225,301, $22,464 and $10,635 for Messrs. Stanard, Riker, Eklund, Lummis and Nichols respectively. The 2002 amounts include housing expense reimbursements in the amount of $168,000, $180,000, $180,000, $160,000 and $90,000 for Messrs. Stanard, Riker, Eklund, Lummis and Nichols, respectively, and also include reimbursement of travel expenses of $280,286, $59,325, $69,047, $11,199 and $11,895 for Messrs.
         Stanard, Riker, Eklund, Lummis and Nichols respectively. The 2001 amounts include housing expense reimbursements in the amount of $168,000, $180,000, $180,000, $127,520 and $106,693 for
         Messrs. Stanard, Riker, Eklund, Lummis and Nichols, respectively.

(3) During 2003, Messrs. Stanard, Riker, Eklund, Lummis and Nichols were granted 16,289, 10,125, 10,125, 10,125 and 7,572 Restricted Shares,
         respectively, which vest ratably over four years. In addition during 2003, Mr. Riker was granted 130,000 Restricted Shares which vests over four years. During 2002, Messrs. Stanard, Riker, Eklund, Lummis and Nichols were granted 25,073, 12,913, 12,913, 9,653 and 7,021 Restricted Shares, respectively, which vest ratably over four years. In addition during 2002, Messrs. Riker, Eklund, Lummis and Nichols were granted 5,837, 5,188, 4,184 and 2,885 Restricted Shares, respectively, which related to our Stock Bonus Program. During 2001, Messrs. Stanard, Riker, Eklund, Lummis and Nichols were granted 30,000, 15,450, 15,450, 11,550 and 8,400 Restricted Shares, respectively, which vest ratably over four years. In addition during 2001, Messrs. Riker, Eklund, Lummis and Nichols were granted 9,846, 8,751, 7,056 and 4,866 Restricted Shares, respectively, which related to our Stock Bonus Program. Also in 2001, Mr. Stanard received 300,000 Restricted Shares in connection with the re-execution of his employment agreement.

(4) Represents the aggregate number of Full Voting Common Shares subject to Options granted to the Named Executive Officers during each of 2003, 2002 and 2001, as applicable.

(5) Represents the amounts payable to Messrs. Stanard, Riker, Eklund, Lummis and Nichols as part of the Long Term Incentive Bonus Program as described below. During 2002, the Named Executive Officers had the option of receiving all or a portion of their long term incentive payment in Restricted Shares which vest over a one year period. During 2002, in lieu of cash payments under the Long Term Incentive Bonus Program, Messrs. Stanard, Riker, Eklund, Lummis and Nichols were granted 17,577, 3,542, 3,542, 1,812 and 1,048 Restricted Shares,
         respectively, which vest over a one year period.

(6) Represents the amounts contributed to the account of each Named Executive Officer under our retirement plan.

                            STOCK OPTION GRANTS TABLE

         The following table sets forth information concerning individual grants of Options to purchase Full Voting Common Shares made to the Named Executive Officers during 2003.

                           NUMBER OF         % OF TOTAL                                  POTENTIAL REALIZABLE VALUE AT
                           SECURITIES         OPTIONS       EXERCISE                  ASSUMED ANNUAL RATES OF STOCK PRICE
                           UNDERLYING        GRANTED TO      OR BASE     EXPIRATION             APPRECIATION FOR
NAME                    OPTIONS GRANTED      EMPLOYEES        PRICE         DATE                  OPTION TERM
---------------------- ------------- ----- --------------- ------------ ------------- ------------------ ------------------
                                                                                             5%                10%
                                                                                      ------------------ ------------------

James N. Stanard             54,296           12.46%         $45.43      5/16/2013       $1,551,274         $3,931,232

William I. Riker             33,752            7.75%         $45.43      5/16/2013        $964,318          $2,442,770

David A. Eklund              33,752            7.75%         $45.43      5/16/2013        $964,318          $2,442,770

John M. Lummis               33,752            7.75%         $45.43      5/16/2013        $964,318          $2,442,770

John D. Nichols, Jr.         25,240            5.79%         $45.43      5/16/2013        $721,124          $1,827,470

                      AGGREGATE STOCK OPTION EXERCISE TABLE

         The following table sets forth information regarding the exercise of Options by Named Executive Officers during 2003. The table also shows the number and value of unexercised Options held by the Named Executive Officers as of December 31, 2003.

                                                                     NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                             NUMBER OF                              UNDERLYING UNEXERCISED      IN THE MONEY OPTIONS
                          SHARES ACQUIRED            VALUE           OPTIONS EXERCISABLE/           EXERCISABLE/
NAME                        ON EXERCISE          REALIZED (1)            UNEXERCISABLE           UNEXERCISABLE (2)
-----------------------------------------------------------------------------------------------------------------------
James N. Stanard                 --                   --               917,406 / 279,296      $16,103,415 / $6,442,552

William I. Riker                 --                   --               413,378 / 149,627      $7,464,959 / $3,338,872

David A. Eklund                 95,061             $3,163,694          333,634 / 149,627      $3,168,886 / $3,338,872

John M. Lummis                   --                   --               308,831 / 165,377      $5,785,280 / $3,210,892

John D. Nichols, Jr.             --                   --               211,908 / 141,115      $3,691,988 / $2,602,841

------------------------

(1) The values realized are based on the closing price of the Full Voting Common Shares on the date of exercise less the Option exercise price.

(2) The values are based on the closing price of $49.05 of the Full Voting Common Shares on December 31, 2003, less the applicable Option exercise price.

                      EQUITY COMPENSATION PLAN INFORMATION

------------------------------- ---------------------------- ---------------------------- ----------------------------
                                                                                          (C) NUMBER OF SECURITIES
                                                                                          REMAINING AVAILABLE FOR
                                (A) NUMBER OF SECURITIES     (B) WEIGHTED-AVERAGE         FUTURE ISSUANCE UNDER
                                TO BE ISSUED UPON EXERCISE   EXERCISE PRICE OF            EQUITY COMPENSATION PLANS
                                OF OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,         (EXCLUDING SECURITIES
PLAN CATEGORY                   WARRANTS AND RIGHTS          WARRANTS AND RIGHTS          REFLECTED IN COLUMN (A))(2)
------------------------------- ---------------------------- ---------------------------- ----------------------------
EQUITY COMPENSATION PLANS                4,296,355                     $31.73                      3,873,645
APPROVED BY SHAREHOLDERS(1)
------------------------------- ---------------------------- ---------------------------- ----------------------------
EQUITY COMPENSATION PLANS NOT               --                           --                          300,000
APPROVED BY SHAREHOLDERS(3)
------------------------------- ---------------------------- ---------------------------- ----------------------------
TOTAL                                    4,296,355                     $31.73                      4,173,645
------------------------------- ---------------------------- ---------------------------- ----------------------------

(1) Plans previously approved by the shareholders include the 1993 Stock Incentive Plan, the 2001 Stock Incentive Plan and the Directors Stock Plan.

(2) No shares remain available under the 1993 Stock Incentive Plan.

(3) In May 2003, the Compensation/Governance Committee reserved 300,000 Full Voting Common Shares for issuance in connection with underwriting profitability agreements anticipated to be entered into with certain program managers who produce Individual Risk business pursuant to agreed-upon underwriting guidelines, which Individual Risk business is written by our subsidiary companies who offer primary coverage. These shares would be issuable upon achievement of specific underwriting performance by such program managers, and would vest or alternatively be available for purchase over a period of years. To date, no shares have been issued under this program.

Long Term Incentive Bonus Program

         In 1997 we established a Long Term Incentive Bonus Program for our officers. In general under the program, bonuses are paid over a four-year period if we achieve pre-established performance targets within the four-year performance cycle. The program provides for sequential four-year performance cycles; accordingly, additional four-year periods are expected to become effective under the program each calendar year. With respect to any fiscal year within the four-year period, 50 percent of an officer's target bonus amount generally will be payable only if our operating earnings per share ("EPS") targets were achieved or exceeded for the preceding fiscal year, and the other 50 percent of the target bonus amount generally will be payable only if we meet the cumulative Return on Equity ("ROE") targets for the preceding fiscal year. However, if we do not achieve the target level in one of the two component target categories (EPS and ROE) in any year, for purposes of determining a participant's bonus amount for such year, our underperformance in one category, or in one year, can be offset by our out performance in the other category, or in another year, to permit total payout at a target level. The performance targets are established by the Compensation/Governance Committee.

         We have eliminated our Long Term Incentive Bonus Program for plan cycles occurring after 2003, although payments will continue to be made in the future with respect to the plan cycles that began before 2003. The last such payments will be made in 2006 for the 2002 plan cycle. The table below sets forth the estimated payments to be made to the Named Executive Officers with respect to the 2002, 2001, and 2000 four-year cycles in place, if the EPS and ROE targets are met; additional amounts may be payable based on outperformance relative to these targets. Bonuses under the Long Term Incentive Bonus Program are payable, at the discretion of the Compensation/Governance Committee, in cash and/or in Options and Restricted Shares granted under the 2001 Stock Incentive Plan. In addition, the amounts below are estimates and amounts to be paid under the 2002, 2001, and 2000 plans may vary from such estimates based on our results.

                                       2004           2005          2006
                                   -------------- -------------- ------------
   James N. Stanard                  $374,143       $110,893       $56,400

   William I. Riker                  $200,467        $59,417       $30,219

   David A. Eklund                   $200,467        $59,417       $30,219

   John M. Lummis                    $138,571        $41,071       $20,889

   John D. Nichols, Jr.               $98,167        $34,142       $20,889

Director Compensation

         The RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the "Directors Stock Plan"), provides equity compensation for those of our directors (the "Non-Employee Directors") who are not employees of RenaissanceRe or its affiliates. The Directors Stock Plan provides (i) for directors in the first year of a three year term, a grant of Options with a value of $100,000, which vest ratably over a three year period;
(ii) for directors in the second and third years of a three year term, a grant of shares of restricted stock with value of $100,000, which vest ratably over a three year periods; and (iii) other grants at the discretion of the Board.

         Non-Employee Directors also currently receive an annual retainer of $40,000 under the Directors Stock Plan. Non-Employee Directors also receive a fee of $3,000 for each Board meeting attended. Additionally, we provide to all directors reimbursement of all expenses incurred in connection with service on the Board. Educational expenses of less than $2,500 may be incurred without prior approval, however, larger expenses should be approved by the Board before being incurred. Non-Employee Director compensation is reviewed periodically.

         In 2003, 2002 and 2001, we did not grant any Options to our Non-Employee Directors. However, the Committee retains discretion to make additional grants if it deems necessary or appropriate.

CEO Employment Agreement

         Effective as of November 8, 2002, we entered into a Fifth Amended and Restated Employment Agreement with Mr. Stanard (the "CEO Employment Agreement"). The CEO Employment Agreement provides that Mr. Stanard will serve as Chief Executive Officer of RenaissanceRe and Renaissance Reinsurance until July 1, 2005, unless terminated earlier as provided therein.

         The CEO Employment Agreement currently provides for a base salary of $450,000 per year. Mr. Stanard is entitled to certain expense reimbursements related to housing, automobile, traveling and other expenses and is also entitled to the reimbursement of reasonable business-related expenses incurred by him in connection with the performance of his duties. Mr. Stanard may receive an annual bonus consistent with the treatment of our other executive officers at the discretion of the Compensation/Governance Committee. Mr. Stanard is entitled to an additional annual bonus of $815,000 provided that RenaissanceRe meets the agreed upon earnings per share targets (the "Additional Bonus"). Mr. Stanard is also entitled to additional payment (the "Gross-up Payment") in an amount which, after reduction of all applicable income taxes incurred by Mr. Stanard in connection with the Gross-up Payment, is equal to the amount of income tax payable by Mr. Stanard in respect of the related Additional Bonus. Accordingly, in 2003, we paid $2,240,671 to Mr. Stanard in respect of his Additional Bonus and Gross-up Payment, all of which Mr. Stanard elected to receive in Restricted Shares vesting on the first anniversary of the date of grant. The remaining Additional Bonus and Gross-up Payment is payable on each of June 30, 2004 and 2005. The CEO Employment Agreement provides that the Additional Bonus for each year will be increased or decreased by 2.5% for each 1% increase or decrease (as the case may be) in the agreed upon earnings per share targets for the applicable year, provided that, in no event will the Additional Bonus in any year exceed $1,222,500 or be less than $407,500. The Additional Bonus is calculated and paid on a cumulative simple average basis in a manner consistent with the calculation and payment of bonuses under our Long Term Incentive Bonus Program.

         Mr. Stanard is also eligible to earn an incentive bonus of $475,000 per year (the "Incentive Bonus"), payable in June 2004, June 2005, and June 2006. Incentive Bonuses shall be paid only if we meet cumulative ROE targets for each immediately preceding fiscal year to be established by the Board and reflected in our then current business plan. ROE shall be computed on a cumulative basis; i.e., percentage excesses or shortfalls against annual targets will be applied toward subsequent fiscal years. Accordingly, an Incentive Bonus which is not payable for a given fiscal year as a result of our failure to meet the cumulative ROE target for that year shall be payable in a later year if we meet the cumulative ROE target for that subsequent year. Mr. Stanard received an Incentive Bonus in June 2003 of $475,000.

         In addition, the CEO Employment Agreement provides that we shall generally indemnify Mr. Stanard to the fullest extent provided under Bermuda law, except in certain limited circumstances.

         The CEO Employment Agreement provides that Mr. Stanard shall be entitled to participate in the Stock Incentive Plans and any successor plan, such participation to be commensurate with his position as Chief Executive Officer. Pursuant to the terms of the CEO Employment Agreement, in 2001 we granted to Mr. Stanard 300,000 Restricted Shares, which vest at the rate of 25% a year with the first installment vesting as of July 1, 2002. The vesting of the Restricted Stock and any future awards granted under the Stock Incentive Plans shall be accelerated in the event of a termination of Mr. Stanard's employment by us without Cause, or by Mr. Stanard for Good Reason (each as defined in the CEO Employment Agreement), or by reason of his death or disability unless, with respect only to future awards, Mr. Stanard is otherwise notified by us at the time of grant.

         The CEO Employment Agreement contains customary provisions relating to exclusivity of services, non-competition and confidentiality. These provisions require that Mr. Stanard devote substantially all of his working time to RenaissanceRe's business, and not engage in competitive business activities. As described below, the non-competition obligation may extend for up to one year after termination of Mr. Stanard's employment. In addition, Mr. Stanard is required to maintain in confidence, and not use for his own benefit, any business secrets or other confidential information concerning our business or policies.

         The CEO Employment Agreement provides that, in general, upon a termination of Mr. Stanard's employment for any reason other than death, disability or, prior to a Change in Control (as defined in the CEO Employment Agreement), a termination by us without Cause or by Mr. Stanard for Good Reason, Mr. Stanard may not engage in business practices competitive with our business for a period of one year from termination. In exchange for this non-competition obligation, Renaissance Reinsurance is required to pay Mr. Stanard an amount equal to his then current base salary and the highest regular discretionary bonus paid or payable to Mr. Stanard over the preceding three fiscal years, in twelve equal monthly installments. Upon certain terminations of employment, we may, within 14 days of such termination, elect not to enforce the non-competition obligation, in which case we are not obligated to pay the amounts described in the preceding sentence. The CEO Employment Agreement also provides for acceleration of the Additional Bonus and Gross-up Payment upon certain terminations. These payments may be payable on the date of the termination or on the last day of the non-competition period, depending on the reason for termination and whether a Change in Control has occurred.

         In the event that a Change in Control occurs and, on or within one year following the date thereof, Mr. Stanard's employment is terminated without Cause or voluntarily by him for Good Reason, we will be required to pay him within fifteen days following the date of such termination, in lieu of the payments described in the immediately preceding paragraph, a lump sum cash amount equal to two times the sum of (i) the highest rate of annual salary in effect during the term of the CEO Employment Agreement plus (ii) the highest regular annual bonus paid or payable to Mr. Stanard over the preceding three fiscal years (excluding the Additional

Bonus, the Incentive Bonus and any extraordinary or non-recurring bonus).

         The CEO Employment Agreement also provides that, in the event of a termination by us of Mr. Stanard's employment without Cause, by Mr. Stanard with Good Reason, or by reason of Mr. Stanard's death or disability, Mr. Stanard will be paid an Incentive Bonus equal to the aggregate amount of Incentive Bonuses payable through June 2006 reduced by the aggregate amount of all previous Incentive Bonuses paid to Mr. Stanard. These payments are required to be made irrespective of whether applicable ROE targets have been met.

Employment Agreements with Other Named Executive Officers

         Effective as of June 30, 2003, we entered into employment agreements with each of Messrs. Riker and Eklund, and amended and restated employment agreements with each of Messrs. Lummis and Nichols. The structure and terms of these agreements are substantially similar except as described in more detail below. Under these agreements, the executives receive (i) a base salary at a rate to be determined by the Board of Directors of RenaissanceRe in its discretion, upon the recommendation of RenaissanceRe's Chief Executive Officer;
(ii) discretionary bonuses; and (iii) expense reimbursement for housing and automobile expenses, including a tax reimbursement payment to the extent reimbursement of housing expenses results in additional income tax liability. The agreements contain provisions relating to exclusivity of services, non-competition and confidentiality, which are similar to those contained in the CEO Employment Agreement. In addition, the agreements provide that the entity that employs the executive officer (whether RenaissanceRe or an affiliate) shall generally indemnify these officers to the fullest extent provided by Bermuda law, except in certain limited circumstances.

         Unless sooner terminated as provided in the applicable agreement, Mr. Riker's agreement expires on June 30, 2008, and each of Messrs. Eklund's, Lummis' and Nichols' agreements expire on June 30, 2004; provided, that the term of the agreements for each of Messrs. Lummis and Nichols will automatically be extended for an additional one-year period on June 30 of each calendar year, unless we or Mr. Lummis or Mr. Nichols, as the case may be, gives 30 days' notice of election not to extend the term.

         Upon termination of an executive's employment for any reason other than death, we will be required to continue to pay the executive, for a period of up to two years in the case of Messrs. Eklund and Riker, and up to one year in the case of Messrs. Lummis and Nichols, an amount equal to 175% of his then current base salary; provided, however, that (1) in the case of Mr. Eklund, in lieu of such amount, Mr. Eklund will be entitled to receive an amount equal to his then current base salary plus the regular annual bonus paid or payable to Mr. Eklund for fiscal year 2002 (excluding any extraordinary or non-recurring bonus); and
(2) in the case of a termination without cause of Messrs. Lummis or Nichols, in a context not involving a Change in Control (as defined in the agreements), we will make minimum payments equal to an aggregate of $457,000 for Mr. Lummis and $395,000 for Mr. Nichols. These payments will be made in equal monthly installments commencing one month after the executive's termination of employment and are paid in exchange for the executive's undertaking not to compete with us for a designated period. Under certain circumstances, we may elect not to enforce the executive's non-compete obligations and, therefore, not to make the payments described in the preceding sentence.

         In the event that a Change in Control occurs and, on or within two years following the date of such Change in Control, the applicable executive's employment is terminated without Cause, or the applicable executive terminates his employment for "Good Reason," in lieu of the amounts described above, we would be required to pay such executive within fifteen days following the date of such termination, a lump sum cash amount equal to two times the sum of (i) the highest rate of annual salary in effect during the term of the executive's employment agreement plus (ii) the highest regular annual bonus paid or payable to the applicable executive over the preceding three fiscal years excluding any extraordinary or non-recurring bonus, provided, that the amount described in clause (ii) shall not exceed 150% of the executive's specified target bonus for the year in which such termination occurs. In addition, the Restricted Shares that were granted to the executive under the employment agreement will, to the extent not vested, become fully vested on the date of such termination.

                  PROPOSAL 1 -- THE BOARD NOMINEES PROPOSAL

         Our Bye-laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three-year term. At the Annual Meeting, our shareholders will elect the Class III directors, who will serve until our 2007 Annual Meeting. Our incumbent Class I directors are scheduled to serve until our 2005 Annual Meeting and our incumbent Class II directors are scheduled to serve until our 2006 Annual Meeting.

         The Board has nominated Mr. Hecht and Mr. Riker for re-election and Mr. Trivisonno for election at the Annual Meeting. If any Nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such other Nominee, if any, in their discretion as may be recommended by the Board.



                                    NOMINEES

CLASS III DIRECTORS (WHOSE TERMS
WILL EXPIRE (IF ELECTED) IN 2007):

NAME                                                    AGE            POSITION
William F. Hecht                                        60             Director
William I. Riker                                        44             Director
Nicholas L. Trivisonno                                  55             Director

                              CONTINUING DIRECTORS


CLASS I DIRECTORS (WHOSE TERMS
EXPIRE IN 2005):

NAME                                                    AGE            POSITION
Edmund B. Greene                                        65             Director
Brian Hall                                              62             Director
Scott E. Pardee                                         67             Director


CLASS II DIRECTORS (WHOSE TERMS
EXPIRE IN 2006):

NAME                                                    AGE            POSITION
Thomas A. Cooper                                        67             Director
W. James MacGinnitie                                    65             Director
James N. Stanard                                        55             Director

RECOMMENDATION AND VOTE

         Approval of our Board Nominees Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE BOARD NOMINEES PROPOSAL.

                       PROPOSAL 2 -- THE AUDITORS PROPOSAL

         Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint the firm of Ernst & Young to serve as our independent auditors for the 2004 fiscal year until the 2005 Annual Meeting. Ernst & Young served as our independent auditors for the 2003 fiscal year. A representative of Ernst & Young will attend the Annual Meeting and will be available to respond to questions and may make a statement if he or she so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors' remuneration to the Board.

Fees billed to us by Ernst & Young during the 2003 and 2002 fiscal years:

Audit Fees.

         Audit Fees billed to us by Ernst & Young during our 2003 and 2002 fiscal years for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and (d) assistance with and review of documents filed with the Commission (including comfort letters and consents) totaled $849,340 and $668,600, respectively.

Audit-Related Fees.

         Audit Related Fees billed to us by Ernst & Young totaled $405,079 and $81,500, respectively during our 2003 and 2002 fiscal years and are principally derived from due diligence assistance related to the review of potential strategic transactions.

Tax Fees.

         Fees billed to us by Ernst & Young during our 2003 and 2002 fiscal years for all tax related services rendered to us totaled $30,940 and $42,000, respectively.

All Other Fees.

          Ernst & Young did not perform any such "other services" during our 2003 or 2002 fiscal years.

          The Audit Committee has considered whether any information technology and non-audit consulting services provided by Ernst & Young could impair the independence of Ernst & Young. No such services have been provided by Ernst & Young during 2003 and 2002 and thus the Audit Committee concluded that such services did not impair the auditor's independence.

          The Audit Committee must pre-approve all audit services and permitted non-audit services performed for RenaissanceRe by our auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. All engagements of Ernst & Young to provide audit, audit related and tax services to RenaissanceRe during 2003 were pre-approved by the Audit Committee.

          The Audit Committee may form and delegate authority to subcommittees, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

          As noted above, the Audit Committee is responsible for managing our relationship with our independent auditors (subject to shareholder ratification as provided by Bermuda law). The Audit Committee has the sole authority to hire and employ our auditors. The Audit Committee regularly reviews the auditors' work plan, staffing comments, bills and work product. Accordingly, it is our policy that all proposed engagements by our current audit firm must be approved in advance by the Audit Committee.

RECOMMENDATION AND VOTE

         Approval of our Auditors Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AUDITORS PROPOSAL.

                             ADDITIONAL INFORMATION

Other Action at the Annual Meeting

         A copy of our Annual Report to Shareholders for the year ended December 31, 2003, including financial statements for the year ended December 31, 2003 and the auditors' report thereon, has been sent to all shareholders. The financial statements and auditors' report will be formally presented to the Annual Meeting, but no shareholder action is required thereon.

         As of the date of this Proxy Statement, we have no knowledge of any business, other than that we have described herein, that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2005 Annual General Meeting of Shareholders

         Shareholder proposals must be received in writing by the Secretary of RenaissanceRe no later than December 28, 2004 and must comply with the requirements of the Commission and our Bye-laws in order to be considered for inclusion in our proxy statement and form of proxy relating to the Annual General Meeting to be held in 2005. Such proposals should be directed to the attention of the Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda. Shareholders who intend to nominate persons for election as directors at our general meetings must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that general meeting. These provisions require, among other things, that written notice from not less than twenty shareholders holding in the aggregate not less than 10% of the outstanding paid up share capital of RenaissanceRe be received by the Secretary of RenaissanceRe not less than 60 days prior to the general meeting.

         If a shareholder proposal is introduced at the 2005 Annual General Meeting of shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us on or before March 11, 2005 as required by SEC Rule 14a-4 (c)(1), of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by us for the 2005 Annual General Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

Shareholder Communications with the Board

         Shareholders desiring to contact the Board, any committee of the Board or the non-management directors as a group, should address the communication to Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda, with a request to forward the communication to the intended recipient. Any such communications properly addressed to the Secretary will be forwarded to the Secretary or the General Counsel unopened.

                                   APPENDIX A

                           RENAISSANCERE HOLDINGS LTD.

                                 (THE "COMPANY")



                             AUDIT COMMITTEE CHARTER

I.       ORGANIZATION

There shall be a committee of the board of directors to be known as the Audit Committee (the "Committee"). The Committee shall be composed of at least three directors, each of whom shall meet the independence requirements of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), and each of whom the Board of Directors shall have affirmatively determined to be free of any material relationship that would interfere with their exercise of independent judgment as Committee members.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, or shall become familiar with such practices within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee shall be an "audit committee financial expert" as defined by the United States Securities and Exchange Commission (the "Commission").

Committee members shall not simultaneously serve on the audit committee of more than three other public companies, unless the Board of Directors determines that such service would not impair the ability of such member to effectively serve on the Committee. The members of the Committee shall be appointed by the Board of Directors on the recommendation of the Compensation/Governance Committee.

II.      STATEMENT OF PURPOSE

The primary purposes of the Committee are to (a) assist the Board of Directors with oversight of (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, and (4) the performance of the Company's internal audit function and independent auditors; and (b) prepare the report as required by the Commission to be included in the Company's annual proxy statement.

At all times, the Audit Committee will have the authority and ability to conduct investigations and retain independent counsel and other advisors as they deem necessary in fulfilling their responsibilities and duties.

III.     MEETINGS AND EXECUTIVE SESSIONS

The Committee shall meet as often as it deems necessary, but shall meet at least quarterly. As part of its job to foster open communication, the Committee shall meet periodically with management, the internal auditor and the independent auditors in separate executive sessions to discuss internal controls, financial personnel, the cooperation that the independent auditor received, the fullness and accuracy of the Company's financial statements and any matters that the Committee or each of these groups believe should be discussed privately. In addition, on a quarterly basis, at least the Chair of the Committee should discuss with the independent auditor and management the Company's financial statements consistent with IV.3 and IV.4. below.

IV.      RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Financial Reporting

1. Annual Financials. Review and discuss the Company's annual audited financial statements with management and the independent auditor, (including the Company's disclosures under "Management's Discussion and Analysis of Financial Conditions and Results of Operations"), any unusual or non-recurring items, the nature and substance of significant reserves, the adequacy of internal controls and other matters that the Committee deems material prior to the public release of such information.

2. Quarterly Financials. Review and discuss the Company's quarterly financial statements with management and the independent auditor (including the Company's disclosures under "Management's Discussion and Analysis of Financial Conditions and Results of Operations") and the results of the independent auditors' reviews of the quarterly financial statements.

3. Accounting Principles. Review with management and the independent auditor material accounting principles applied in financial reporting, including any material changes from principles followed in prior years and any items required to be communicated by the independent auditor.

4. Judgments. Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

5. Press Releases. Review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be done generally (i.e. discussion of the types of information to be discussed and the type of presentation to be made), and need not take place in advance of each earnings press release or each instance in which the Company provides earnings guidance.

6. Regulatory Developments. Review with management, the internal auditor and the independent auditor the effect of regulatory and accounting initiatives on the Company's financial statements.

Independent Auditor

7. Selection; Fees. Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) and the independent auditor must report directly to the Committee.

8. Scope of Audit. Review, evaluate and approve the annual engagement proposal of the independent auditor (including the proposed scope and approach of the annual audit).

9. Preapproval of Non-Audit Services. Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

10. Statement from Independent Auditor. Obtain and review, at least annually, a report by the independent auditor describing (a) the auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, (c) any steps taken to deal with any such issues, and (d) all relationships between the auditor and the Company.

11. Discussions as to Independence. Evaluate the qualifications, performance and independence of the independent auditor, including a review and evaluation of the lead partner.

12. Lead Audit Partner Review, Evaluation and Rotation. Assure the regular rotation of the lead audit partner as required by law and consider whether there should be regular rotation of the audit firm itself in order to assure continuing auditor independence. The Committee's conclusions with respect to the independent auditor shall be presented to the full Board of Directors.

13. Hiring Policies. Set clear policies for the Company's hiring of employees or former employees of the independent auditor.

14. Review Problems. Review with the independent auditor any audit problems or difficulties the independent public accountants may have encountered and management's responses, including: (i) any restrictions on the scope of activities or access to required information; (ii) any significant disagreements with management; (iii) any accounting adjustments noted or proposed by the independent public accountants;
         (iv) any "management" or "internal control" letter issued, or proposed to be issued, by the independent public accountants to the Company; (v) any changes required in the planned scope of the internal audit; and
         (vi) any recommendations made by the independent public accountants as a result of the audit.

15. Risk. Inquire of management and the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risks.

Financial Reporting Processes

16. Internal and External Controls. In consultation with the independent auditor, the Company's internal auditor and financial and accounting personnel, review the integrity, adequacy and effectiveness of the Company's accounting and financial controls, both internal and external.

17. Consider Changes. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditor or management.

Compliance Oversight Responsibilities

18. SEC Report. Approve the annual report included in the Company's proxy statement as required by the proxy rules under the Exchange Act.

19. Complaints. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and the confidential, anonymous submission by employees of the listed issuer of concerns regarding questionable accounting or auditing matters.

Internal Audit Function

20. Internal Audit. Ensure the Company maintains an internal audit function to provide management and the Committee with ongoing assessments of the Company's risk management processes, system of internal control and governance processes.

21. Oversight of Internal Audit. Review the budget, qualifications, activities, effectiveness and organizational structure of the internal audit function, review the performance of the internal auditor and participate in the appointment, replacement or dismissal of internal auditor, and review summaries of material internal audit reports and management's responses.

Other

22. Recommendations; Reports. Report regularly to the Board of Directors any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, or the performance of the internal audit function.

23.      Evaluation.  Annually evaluate the performance of the Committee.

24. Review Charter. Review and evaluate the adequacy of the Charter at least annually and recommend any proposed changes to the Board of Directors, as conditions dictate.

25. Code of Ethics. Review, approve and periodically update a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

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                           RENAISSANCERE HOLDINGS LTD.

 THIS PROXY IS SOLICITED ON BEHALF OF RENAISSANCERE HOLDINGS LTD. IN CONNECTION
  WITH ITS ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 2004.

     `The undersigned shareholder of RenaissanceRe Holdings Ltd. (the "Company") hereby appoints Martin J. Merritt and Stephen H. Weinstein, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes them to represent and vote as designated in this Proxy, all of the Common Shares and Diluted Voting Class I Common Shares, $1.00 par value each per share (collectively, the "Common Shares"), of the Company held of record by the undersigned shareholder on April 2, 2004 at the Annual General Meeting of Shareholders of the Company to be held on May 28, 2004, and at any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies are authorized to vote such Common Shares upon such other business as may properly come before the Annual General Meeting.

THE SUBMISSION OF THIS PROXY IF PROPERLY EXECUTED REVOKES ALL PRIOR PROXIES.

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

       (CONTINUED AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

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    Address Change/Comments (Mark the corresponding box on the reverse side)
--------------------------------------------------------------------------------






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                              FOLD AND DETACH HERE


      YOU CAN NOW ACCESS YOUR RENAISSANCERE HOLDINGS LTD. ACCOUNT ONLINE.

Access your RenaissanceRe Holdings Ltd. shareholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, Transfer Agent for RenaissanceRe Holdings Ltd., now makes it easy and convenient to get current information on your shareholder account.

o View account status

o View certificate history

o View book-entry information

o Make address changes

o Establish/change your PIN


              VISIT US ON THE WEB AT HTTP://WWW.MELLONINVESTOR.COM
                      CALL 1-877-978-7778 BETWEEN 9AM-7PM
                           MONDAY-FRIDAY EASTERN TIME


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



THE BOARD OF DIRECTORS OF RENAISSANCERE HOLDINGS            Please
LTD. UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE          Mark Here
"FOR" THE NOMINEES AND EACH OF THE PROPOSALS                for Address    [ ]
LISTED BELOW.                                               Change or
                                                            Comments
                                                            SEE REVERSE SIDE


                                                For   Withhold   For all Except
1. To elect three Class III directors to        [ ]     [ ]           [ ]
   serve until our 2007 Annual Meeting.


If you do not wish your shares voted "FOR" a particular Nominee, mark the "For All Except" box and strike a line through the Nominee's name. Your shares will be voted for the remaining Nominee(s).

CLASS III DIRECTORS:
01 WILLIAM F. HECHT
02 WILLIAM I. RIKER
03 NICHOLAS L. TRIVISONNO


                                                For   Against    Abstain
2. To appoint the firm of Ernst & Young,        [ ]     [ ]        [ ]
   independent auditors, to serve as our
   independent auditors for the 2004 fiscal year until our 2005 Annual Meeting, and to refer the determination of the auditors remuneration to the Board.


                PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND
                    RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

                  Please be sure to sign and date this Proxy.


          Dated:________________________________________________, 2004


     ----------------------------------------------------------------------
                              Shareholder sign here


     ----------------------------------------------------------------------
                               Co-owner sign here


Please sign your name or names exactly as it appears on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.



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                              FOLD AND DETACH HERE